Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact at Neurocrine Biosciences
Claudia Jones or Paul Hawran
(858) 658-7600

NEUROCRINE BIOSCIENCES ANNOUNCES THE APPOINTMENT OF
LLOYD E. FLANDERS, PH.D. TO THE POSITION OF
SENIOR VICE PRESIDENT OF DEVELOPMENT

San Diego, CA, April 8, 2003 – Neurocrine Biosciences, Inc. (NASDAQ:NBIX) announced today the appointment of Lloyd E. Flanders, Ph.D. to the position of Senior Vice President of Development. Dr. Flanders brings over 31 years of biotech and pharmaceutical experience in the areas of research, new product approvals, product development and program management.

Prior to joining Neurocrine, Dr. Flanders served as the Senior Vice President, Technology Operations and Program Management at Elan Pharmaceuticals (formerly Dura Pharmaceuticals) from 1998 to 2001 where he led Dura’s project management group and from 2000 to 2001, managed Dura’s pulmonary delivery unit including the strategic design and implementation of state-of-art new product development methodology. Dr. Flanders also held the position of Senior Vice President Preclinical Development and Program Management at Ligand Pharmaceuticals from 1992 to 1998. While at Ligand, he established the preclinical development unit, implementing new program management systems and was instrumental in managing preclinical development activities which ultimately supported the filing of three New Drug Applications (NDA) for topical and oral delivery in oncologic indications. Dr. Flanders also held the position of Vice President of Drug Development at Parke-Davis Pharmaceuticals Research Division from 1985 to 1992. Prior to his tenure at Parke-Davis, Dr. Flanders held positions at G.D. Searle including Director of Project Management.

Dr. Flanders attended the University of California at Davis where he received his Ph.D. in Comparative Biochemistry and Biophysics. He also attended Lake Forest School of Management, Lake Forest College receiving his MBA and DePauw University receiving his BA in Zoology and Chemistry. Additionally, he was a Postdoctoral Fellow at the University of Wisconsin, School of Medicine.

“We are fortunate to have a person of Lloyd’s caliber join our senior management team,” said Gary Lyons, President and Chief Executive Officer of Neurocrine Biosciences. “His extensive knowledge in the science and development needs of the biotech industry will bring experience and discipline to Neurocrine’s future development efforts.”

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Neurocrine Biosciences, Inc. is a product-based biopharmaceutical company focused on neurological and endocrine diseases and disorders. Our product candidates address some of the largest pharmaceutical markets in the world including insomnia, anxiety, depression, malignant brain tumors and peripheral cancers, diabetes, multiple sclerosis, irritable bowel syndrome, eating disorders, pain, stroke, and certain female health disorders. Neurocrine Biosciences, Inc. news releases are available through the Company’s website via the Internet at http://www.neurocrine.com.

In addition to historical facts, this press release contains forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those indicated in the forward looking statements are risks and uncertainties associated with Neurocrine’s development programs and business and finances including, but not limited to, risk that Neurocrine’s drug candidates will not successfully proceed through clinical trials or that later stage clinical trials will not show that they are effective in treating humans; determinations by regulatory and governmental authorities; dependence on corporate collaborators who could terminate their relationships with the Company at any time; uncertainties relating to patent protection and intellectual property rights of third parties; impact of competitive products and technological changes; availability of capital and cost of capital; and other material risks. A more complete description of these risks can be found in the Company’s annual report filed on Form 10K for the year ended December 31, 2002. Neurocrine undertakes no obligation to update the statements contained in this press release after the date hereof.

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